Exhibit 21.1

Subsidiaries of the Company

-  Synthesis Energy Holdings, Inc. (Florida corporation)
-  Owns 100% of:
-  Synthesis Energy Systems, Inc. (British Virgin Islands corporation)
-  Owns 100% of:
-  Synthesis Energy Systems Investments, Inc. (Mauritius corporation)
-  Synthesis Energy Investment Holdings, Inc. (Mauritius corporation)
-  Synthesis Energy Technology Holdings, Inc. (Mauritius corporation)
-  SES New Energy Technologies, (Shanghai) Co., Ltd. (Chinese corporation)

- Synthesis Energy Systems Technologies, LLC (Delaware limited liability company)

- SES Resources, LLC (Delaware limited liability company)
Owns 50% of:
-   SES Resource Solutions, Ltd. (British Virgin Islands corporation)